Exhibit 10.28

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of this 28th day of September, 2015, between J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Company”), and Lonnie J. Stout II, a director of the Company (the “Director”).

WHEREAS, the Company and the Director are aware of the increased exposure to litigation by directors of publicly-owned companies in the course of exercising their duties;

WHEREAS, the Company and the Director are also aware of conditions in the insurance industry that have affected the Company’s ability to obtain adequate directors’ and officers’ liability insurance coverage on an economically acceptable basis;

WHEREAS, the Company desires to continue to benefit from the services of highly-qualified and experienced persons such as the Director;

WHEREAS, the Director desires to serve the Company as a director for so long as the Company is able to provide on an acceptable basis adequate and reliable indemnification against certain liabilities and expenses which may be incurred by the Director in connection with such service;

WHEREAS, the Tennessee Business Corporation Act (the “Act”) and the charter of the Company (as the same may be amended from time to time, the “Charter”), and the bylaws of the Company (as the same may be amended from time to time, the “Bylaws”) provide for the indemnification of directors under certain circumstances;

WHEREAS, the Company and the Director recognize the potential inadequacy of the protection available to directors under the Act, the Charter, Bylaws and directors’ and officers’ liability insurance; and

WHEREAS, the Act and Bylaws specifically provide that the indemnification provided thereunder is not exclusive and contemplate that indemnification agreements may be entered into between the Company and its directors.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

Section 1. Service by Director. The Director agrees to continue to serve as a director of the Company, provided that (i) the Director may resign at any time in the event of any change in his or the Company’s circumstances which would in his sole judgment make his resignation advisable and (ii) this Agreement shall not give the Director the right to be nominated or elected as a director of the Company or affect the right of shareholders to remove him or the rights of the Company or shareholders to seek judicial removal of the Director.

Section 2. Indemnification. To the maximum extent permitted by law, subject to the limitations contained in Section 4 or otherwise in this Agreement, the Company shall indemnify the Director against any Liability or Expense incurred in a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, except that the Company shall not be required to indemnify the Director for any Liability or Expenses incurred in a Proceeding initiated by or on behalf of the Director or to which the Director voluntarily becomes a party unless (i) the Company has joined in or the board of directors has consented to the initiation of such Proceeding; (ii) the Proceeding is one to enforce indemnification rights; or (iii) the Proceeding is instituted after a Change in Control. If the Director is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Liability or Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Director for the portion thereof to which the Director is entitled. Notwithstanding any other provision of this Agreement, to the extent that the Director has been successful on the merits in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, the Director shall be indemnified against all Liabilities and Expenses actually and reasonably incurred by the Director or on the Director’s behalf in connection therewith.

Section 3. Expense Advances. If so requested by the Director, the Company shall advance the reasonable Expenses incurred by the Director in a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, except that the Company shall not be required to advance Expenses to the Director for any Expenses incurred in a Proceeding initiated by or on behalf of the Director or to which the Director voluntarily becomes a party unless (i) the Company has joined in or the board of directors has consented to the initiation of such Proceeding; (ii) the Proceeding is one to enforce indemnification rights; or (iii) the Proceeding is instituted after a Change in Control. Expense advancements shall be provided within thirty (30) calendar days of the Director furnishing the Company a request of such advance or advances, and: (a) a written affirmation, personally signed by or on behalf of the Director, of his good faith belief that he is not liable for (i) a breach of his duty of loyalty to the Company or its shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any unlawful distributions to the Company’s shareholders and that he is entitled to advancement of Expenses under the terms of this Agreement; and (b) if requested by the Company, a written opinion of counsel for the Director in the Proceeding to the effect that, based on the facts known to such counsel, it is reasonably possible that the Director will not be found liable contrary to his affirmation; and (c) a written undertaking (in the form of an unlimited general obligation of the Director, which need not be secured), personally signed by or on behalf of the Director to repay any advances, if a judgment or final adjudication adverse to the Director establishes his liability contrary to his affirmation. Such advances are deemed to be an obligation of the Company to the Director hereunder and shall in no event be deemed a personal loan.

Section 4. Limitations on Indemnification. No indemnification pursuant to this Agreement may be made (a) in advance of a final disposition of the Proceeding for which indemnification is sought, (b) for any Liability or Expenses for which the Director has been reimbursed by insurance or otherwise or (c) if a judgment or other final adjudication adverse to the Director establishes his liability for (i) a breach of his duty of loyalty to the Company or its shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions to the Company’s shareholders or (iv) profits made from the purchase or sale by the Director of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar provisions of any federal or state statutes or regulations. A settlement without the Company’s prior written consent shall not be deemed a final disposition, and no indemnification for any amount paid in such a settlement may be made under this Agreement.

Section 5. Non-Exclusive Rights. The Director’s rights to indemnification and advancement of expenses under this Agreement are intended to be cumulative and not exclusive of other rights to which the Director may be entitled under any insurance policy, the Act, the Charter or Bylaws of the Company or a resolution of shareholders or directors providing for indemnification. The Director’s right to indemnification and advancement of Expenses as provided in Sections 2 and 3 of this Agreement are intended to be greater than those which are otherwise provided for in the Act and in excess of those provided in the Company’s Charter and Bylaws, notwithstanding the Director’s failure to meet the standard of conduct required for permissive indemnification under the Act.

Section 6. Liability Insurance. The Company currently has, or will have within a reasonable time following the date of this Agreement, in force policies of directors’ and officers’ liability insurance (“Liability Insurance”). The Company agrees to furnish to the Director copies of such Liability Insurance policies upon his request. The Company further agrees that, so long as the Director shall continue to serve as a director of the Company, the Company will, subject to the limitations set forth below, endeavor to purchase and maintain in force for the benefit of the Director one or more policies of Liability Insurance providing coverage at least comparable to that provided under the policies currently in force and in no event less than that provided for the benefit of any other director. The Company shall not be required to maintain such Liability Insurance in force if, in the sole judgment of the board of directors of the Company serving at the time such judgment is made, Liability Insurance is not reasonably available, the cost of such insurance is disproportionate to the amount of the coverage or such insurance is so limited that there is an insufficient benefit from such insurance.

Section 7. Notification and Defense of Claim. If a claim is made against the Company with respect to any Proceeding, the Director shall notify the Company of the commencement of such Proceeding promptly after receipt by the Director of notice of the commencement thereof. With respect to any such Proceeding as to which the Director notifies the Company of the commencement thereof, (i) the Company shall be entitled to participate therein at its own expense and (ii) except as otherwise provided below, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Director. After notice from the Company to the Director of its election to assume the defense thereof, the Company shall not be liable to the Director under this Agreement for any legal expenses subsequently incurred by the Director in connection with the defense thereof. The Director shall have the right to employ his own counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Director, unless (i) the employment of such counsel by the Director has been authorized by the Company, (ii) the Director shall have reasonably concluded that there may be a conflict of interest between the Company and the Director in the conduct of his defense in such Proceeding or (iii) the Company shall have failed to promptly employ its counsel to assume the defense in such Proceeding, in each of which cases the fees and expenses of the Director’s counsel shall be paid by the Company. The Company shall not be entitled to assume the defense in any Proceeding brought by or on behalf of the Company as to which the Director shall have reasonably concluded that there may be a conflict of interest between the Company and the Director in the conduct of his defense.

Section 8. Settlement. The Company shall not settle any claim in any manner which would impose any penalty or any injunctive relief restricting the activities of the Director without the Director’s written consent. The Director shall not unreasonably withhold his consent to any proposed settlement which does not impose a fine or injunctive relief, if the Company pays all amounts due under such settlement immediately upon such settlement becoming effective.

Section 9. Cooperation of Director. The Director shall cooperate with the person or persons making the determination on behalf of the Company with respect to the Director’s entitlement to indemnification under this Agreement, including providing any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Director and relevant to such determination.

Section 10. Certain Presumptions and Burden of Proof. If the person or persons making such determination on behalf of the Company with respect to the Director’s entitlement to indemnification or advancement of Expenses shall not have reached a decision within sixty (60) days after receipt by the Company of the Director’s request therefor, the Director shall be deemed to be entitled thereto; provided, however, such sixty-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person or persons making the determination decide in good faith that additional time is required for obtaining or evaluating documentation or other relevant information. In any suit by the Director to enforce his rights under this Agreement, (i) the Director shall be presumed to be entitled to indemnification, subject to the Company’s ability to rebut such presumption, and (ii) the termination of a Proceeding by a judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the Director did not act in good faith, did not meet a particular standard of conduct, did not have any particular belief, or that a court has determined that indemnification is not permitted by applicable law. For purposes of any determination of good faith, the Director shall be presumed to have acted in good faith, if he relied on information, opinions, reports or statements, including financial statements or other financial data prepared or presented by: (a) one or more officers or employees of the Company (or a subsidiary of the Company) whom the Director reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants or other persons as to matters the Director reasonably believes are within the person’s professional or expert competence; or (c) a committee of the board of directors of the Company of which the Director is not a member, if the Director reasonably believes such committee merits confidence;

provided, however, the Director shall not be presumed to be acting in good faith, if he has actual knowledge concerning the matter in question that makes such reliance unwarranted.

Section  11. Letter of Credit. Unless to do so would constitute a breach of any loan agreement or indenture or any other material agreement binding on the Company, upon the occurrence of a Change in Control of the Company, the Company, upon written request of a Director then involved in a Proceeding, shall obtain an irrevocable standby letter of credit naming the Director as the sole beneficiary in an appropriate amount to cover the estimated Expenses of fully contesting such Proceeding which are to be advanced to the Director hereunder, but not less than $500,000, issued by a bank or other financial institution having assets in excess of $100,000,000 and containing terms and conditions reasonably satisfactory to the Director (the “Letter of Credit”). The Letter of Credit shall provide that the Director may from time to time draw amounts thereunder to pay such Expenses as incurred upon presentation to the issuer thereof of (i) copies of the Director’s written affirmations and written undertaking and the written opinion of his counsel required under Section 3 above and (ii) a written certification personally signed by or on behalf of the Director that the Director has made demand upon the Company for the amount he is seeking under the Letter of Credit and that the Company has refused to pay such amount to the Director and that the Director believes in good faith that he is entitled to such amount under the terms of this Agreement. Once the Company has obtained the Letter of Credit required by this Section 11, and continuing for the duration of this Agreement as set forth in Section 15, the Company shall renew the Letter of Credit or obtain a substitute letter of credit meeting the criteria specified above so that the Letter of Credit shall always have at least one year of its term remaining.

Section 12. Contribution. If full indemnification as provided in Section 2 hereof may not be paid to the Director because such indemnification is prohibited by law, then in any Proceeding in which the Company is jointly liable with the Director (or would be if joined in such Proceeding) the Company shall contribute to the amount of Liability and Expenses incurred by the Director for which indemnification is not available in such proportion as is appropriate to reflect (i) the relative benefits received by the Company on the one hand and the Director on the other hand from any transaction from which such Proceeding arose and (ii) the relative fault of the Company and the Director, as well as any other relevant equitable considerations.

Section  13. Securities Act Liabilities. The Director understands and agrees that with respect to certain liabilities incurred under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), the Company’s obligations hereunder may be subject to undertakings contained in various registration statements filed by it pursuant to the Securities Act, as those undertakings relate to the possible need for court review of indemnification for such liabilities.

Section 14. Subrogation. The Company shall be subrogated to the extent of any payment to the Director under this Agreement to all of the rights of recovery of the Director with respect to such payments against third parties (including, without limitation, the insurer under any Liability Insurance policy, if applicable). The Director shall do everything reasonably necessary to secure such rights, including the execution of such documents as may be necessary or desirable to enable the Company to bring suit to enforce such rights.

Section  15. Duration of Agreement. This Agreement shall continue in effect during the period Director is a director of the Company and shall continue until the final disposition of all Proceedings for Indemnifiable Events, whether or not such Proceedings are instituted prior to Director ceasing to serve as a director of the Company.

Section  16. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against the Director, the Director’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by state law under the circumstances. Any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing and notice of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, the short period shall govern.

Section 17. Consent to Jurisdiction. The Company and the Director each irrevocably consent to the jurisdiction of the courts of the State of Tennessee for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the courts of the State of Tennessee.

Section 18. Severability. The provisions of this Agreement shall be severable in the event any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law and, to the fullest extent possible, shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 19. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand and receipted for by the party to whom such notice or other communication shall have been directed or if mailed by certified registered mail with postage prepaid or if delivered by a private express package or similar service providing receipt against delivery. All such notices and other communications shall be deemed received on the earlier of actual receipt or the third business day after the date on which it is so delivered or mailed:

If to the Director to:

Lonnie J. Stout II

c/o J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

or to such other address as may be furnished to the Company by the Director by notice similarly given; or

If to the Company to:

J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

Attention: Chief Financial Officer

or to such other address as may be furnished to the Director by the Company by notice similarly given.

Section 20. Governing Law. This Agreement shall be governed by, and be construed and enforced in accordance with, the laws of the State of Tennessee applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

Section 21. Changes in Law. To the extent that a change in applicable law (whether by statute or judicial decision) shall permit broader indemnification or advancement of Expenses than is provided under the terms of the organizational documents of the Company and this Agreement, the Director shall be entitled to such broader indemnification and advancement, and this Agreement shall be deemed to be amended to such extent.

Section 22. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns, including without limitation any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company and the spouse, heirs and personal representatives of the Director. The Company shall require any successor to all or substantially all of the business or assets of the Company, by written agreement in form and substance satisfactory to the Director, to expressly assume this Agreement.

Section  23. Subsequent Amendments. No amendment, termination or repeal of any provision of the Charter or Bylaws of the Company, or any respective successors thereto, or of any relevant provision of any applicable law, unless in the case such amendment or change in law permits the Company to provide broader indemnification rights than were permitted prior thereto, shall affect or diminish in any way the rights of the Director to indemnification, or the obligation of the Company, arising under this Agreement, whether the alleged actions or conduct of the Director giving rise to the necessity of such indemnification arose before or after any such amendment, termination or repeal. A Director’s rights to indemnification and advancement under this Agreement and the Company’s Bylaws shall vest as of the date he became or becomes a director of the Company.

Section  24. Modification and Waiver. This Agreement supersedes in its entirety any existing or prior agreement between the Company (including any of its subsidiaries (such subsidiaries to include any entity that will become a subsidiary of the Company in connection with the Spin-off (as defined below) or their predecessors) and the Director pertaining to indemnification and advancement rights. No supplement, modification, amendment, termination or assignment of this Agreement shall be effective unless in writing signed by both parties hereto. No waiver of any provisions of this Agreement shall be binding unless executed in writing by the party making the waiver.

Section 25. Definitions.

(a) “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, provided that, without limitation, such a change in control shall be deemed to have occurred if and when (i) any “person” (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities or (ii) individuals who are members of the board of directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors do not constitute a majority of the board of directors following such election. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred prior to, or as a result of, the spin-off of the Company via distribution of shares of the capital stock of the Company pursuant to an effective registration statement filed under the Exchange Act (the “Spin-off”).

(b) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. In addition, Expenses shall include any expenses of establishing a right to indemnification.

(c) “Indemnifiable Event” means any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that the Director is or was a director of the Company, or while a director is or was serving at the request of the Company as a director of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director of a foreign or domestic corporation that was a predecessor corporation of the Company or another enterprise at the request of such predecessor corporation, or related to anything done or not done by the Director in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director or in any other capacity while serving as director of the Company, as described above.

(d) “Liability” means the obligation to pay a judgment, settlement, penalty or fine (including an excise tax or penalty assessed with respect to an employee benefit plan).

(e) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether conducted by the Company or any other party, whether civil, criminal, administrative, investigative, or other, whether formal or informal, and in each case whether or not commenced prior to the date of this Agreement, that relates to an Indemnifiable Event.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

J. ALEXANDER’S HOLDINGS, INC.
By:	/s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: President and Chief Executive Officer

DIRECTOR
By:	/s/ Lonnie J. Stout II
Name: Lonnie J. Stout II

[Signature page to Indemnification Agreement.]